EX-99.X

WAIVER AND CONSENT UNDER AND THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND NOTE

          THIS WAIVER AND CONSENT UNDER AND THIRD AMENDMENT TO SECURITIES PURCHASE AGREEMENT AND NOTE (“Waiver and Consent”), dated as of January 15, 2008, is entered into by and among Ascendia Brands, Inc. (the “Company”), Prencen LLC ("Prencen") and Prencen Lending LLC (the “Lender” and together with Prencen, the "Prencen Entities").

RECITALS

          A.      The Company and the Prencen Entities are parties to a Third Amended and Restated Securities Purchase Agreement dated as of February 9, 2007, as amended by the Waiver and First Amendment dated as of April 20, 2007 and the Waiver and Second Amendment dated as of July 27, 2007 (as amended, the “Securities Purchase Agreement”), pursuant to which, among other things, the Lender purchased a Note (as defined in the Securities Purchase Agreement) issued by the Company.

          B.      Prencen is the sole record owner of that certain Series A Warrant, dated August 2, 2006 (the “First Series A Warrant”), Series A Warrant, dated November 19, 2007 (the “Second Series A Warrant”) and Series B Warrant, dated August 2, 2006 (the “Series B Warrant” and together with the First Series A Warrant and the Second Series A Warrant, the “Warrants”).

          C.      Prencen is the sole record owner of 300 shares of the Company’s Series B Convertible Preferred Stock and 30 shares of the Company’s Series B-1 Convertible Preferred Stock (the Warrants, the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock, collectively the “Prencen Equity Documents”, and together with the Securities Purchase Agreement, the Note purchased thereunder and all other documents, agreements and instruments executed in connection therewith, collectively the "Prencen Finance Documents").

          D.     The Company has requested that Prencen purchase 26,500 shares of the Company’s Series C Preferred Stock (the “Preferred Stock”) from the Company and Prencen convert its unsecured note dated November 19, 2007, of the Company into a portion of such shares of Preferred Stock pursuant to the terms and conditions set forth in the Securities Purchase Agreement (the "Preferred Stock SPA") between the Company and Prencen attached as Exhibit A hereto (the “New Financing”).

          E.      The Lender's prior consent is required for the issuance of the Preferred Stock and the execution and delivery by the Company of the Preferred Stock SPA and the other transaction documents executed in connection therewith or with respect thereto (together with the Preferred Stock SPA, collectively the "Preferred Stock Documents"), and pursuant to Section 5(b) of the Note the Lender is entitled to require the Company to redeem all or any portion of the Note in connection with such transaction.

          F.      The Lender is willing (a) to waive the rights it has with respect to its rights to require the Company to redeem the Note, (b) to waive any default that may result pursuant to Section 11 of the Note due to the failure by the Company to maintain the Required Reserve

Amount, to the extent provided in Section 2(c) below, and (c) to amend the Note as provided herein, and the Prencen Entities are willing (i) to waive any default that may result pursuant to Section 4(m) of the Securities Purchase Agreement due to the failure by the Company to maintain the Required Reserve Amount, to the extent provided in Section 2(b) below, and (ii) to amend the Securities Purchase Agreement as provided herein, in each case subject to the terms and conditions of this Waiver and Consent.

          G.      Pursuant to Section 4(c) of the Securities Purchase Agreement, the Company is required to timely file all reports required to be filed with the SEC pursuant to the 1934 Act and as of the date hereof the Company has not filed its Quarterly Report on Form 10-Q (a “10-Q”) for the thirteen and thirty-nine week periods ended November 24, 2007 (the “Filing Default”). The Company has requested that the Lender waive its right under Section 2 of the Note to increase the interest due on the Note to 15% per annum (the “Increase”) as a consequence of the Filing Default until January 31, 2008 or such earlier time as the 10-Q is filed with the SEC.

          H.      The Lender is willing to waive the Increase in the interest rate as a consequence of this Filing Default and the Lender is willing to extend the time for filing the 10-Q, subject to the terms and conditions of this Waiver and Consent.

          NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.      Defined Terms. Unless otherwise defined herein, capitalized terms used in this Waiver and Consent shall have the meanings, if any, assigned to them in the Securities Purchase Agreement or the Note, as applicable.

          2.      Waivers and Consent.

          (a) Subject to and upon the terms and conditions hereof, (i) the Lender hereby (A) consents to the issuance of the Preferred Stock and to the amendments set forth in Section 3 below and (B) waives its rights to require the Company to redeem all or any portion of the Note pursuant to Section 5(b) of the Note and (ii) the Prencen Entities waive any rights that may be triggered by the New Financing pursuant to Sections 4(k) or 4(l) of the Securities Purchase Agreement, but in the case of each of clauses (i)(A), (i)(B) and (ii) of this Section 2(a), solely to the extent such rights are triggered by the issuance of the Preferred Stock or any shares issuable upon conversion thereof. Each Prencen Entity hereby acknowledges and agrees that none of the New Financing or any conversion of the Preferred Stock by the Prencen Entities into Common Stock that is then held by the Prencen Entities or their Affiliates shall be deemed to constitute (1) a “Fundamental Transaction” (as such term is defined in the Note, the First Series A Warrant, the Second Series A Warrant and the Series B Warrant) under any of the Prencen Finance Documents or (2) a “Change of Control” (as such term is defined in the Note) under any of the Prencen Finance Documents. Each Prencen Entity hereby waives any and all notices relating to the New Financing that it may be entitled to under any Prencen Finance Document.

          (b) Subject to the terms hereof, each of the Prencen Entities hereby waives any and all rights under the Prencen Equity Documents that may arise or be directly or indirectly triggered by the New Financing (except with respect to the reduction of the Conversion Price (as such term is defined in the Note) and the adjustment of the Exercise Price and Warrant Shares (as each such term is defined in the Warrants) of each of the Warrants), including without limitation any and all such rights that the Prencen Entities might otherwise have under Section 4 of the Certificate of Designations, Preferences and Rights for each of the Series B Convertible Preferred Stock and the Series B-1 Convertible Preferred Stock.

          (c)      Subject to and upon the terms and conditions hereof, (i) the Prencen Entities waive any default that may exist due to the failure of the Company to maintain the Required Reserve Amount as required by Section 4(m) of the Securities Purchase Agreement and Section 11 of the Note, and (ii) the Lender (and its successors and assigns) agrees not to convert any portion of its Note to the extent necessary to ensure that at all times the Company has available a sufficient number of authorized shares of Common Stock under its Certificate of Incorporation to be reserved solely for the purpose of effecting the conversion of (A) all of the shares of Preferred Stock then outstanding and (B) the conversion of the full principal amount of the Notes issued pursuant to the Watershed Securities Purchase Agreement (as defined in the Securities Purchase Agreement) then outstanding; provided that the waiver and agreement set forth in the foregoing clauses (i) and (ii) shall terminate (with no further action on the part of any Person) upon the filing of the Charter Amendment (as defined below). Notwithstanding anything to the contrary provided herein, the waivers set forth in Section 2(a), Section 2(b) and clause (i) of this Section 2(c) shall immediately terminate (with no further action on the part of any Person) if (1) within five Business Days following the closing date of the issuance of the Preferred Stock under the Preferred Stock SPA, the Company does not receive the consents of the holders of a majority of the outstanding voting securities of the Company in the form attached hereto as Exhibit B (the "Transaction Stockholder Consent") authorizing the amendment of the Certificate of Incorporation of the Company to increase the authorized number of shares of Common Stock of the Company from 1,000,000,000 shares of Common Stock to 3,000,000,000 shares of Common Stock, (2) the Company fails to prepare and file with the SEC, as promptly as practicable after the closing of the issuance of the Preferred Stock under the Preferred Stock SPA, but in no event later than the date 20 calendar days after such closing, an information statement (the "Information Statement"), at the expense of the Company, informing the stockholders of the Company's receipt of the Transaction Stockholder Consent, (3) in the event that the SEC elects to review the Information Statement, the Company does not use its reasonable best efforts to cause the Information Statement to become effective as soon as possible, (4) in the event that the SEC does not elect to review the Information Statement, the Information Statement is not effective within two months following the date of the closing for the issuance of the Preferred Stock under the Preferred Stock SPA, or (5) the Company fails to file an amendment to its Certificate of Incorporation (the "Charter Amendment") increasing the number of authorized shares from 1,000,000,000 to 3,000,000,000 within five (5) Business Days following the effective date of the Information Statement.

          (d) Subject to and upon the terms and conditions hereof, (i) the Lender hereby waives the right pursuant to Section 2 of the Note to the Increase by reason of the Filing Default and (ii) the Lender and the Company agree to extend until January 31, 2008 the date by which the Company is required to file with the SEC its 10-Q for the thirteen and thirty-nine week periods ended November 24, 2007; it being understood that in the event such 10-Q(s) are not filed with the SEC by such date, effective as of such date, the Lender shall be entitled to receive, subject to the Intercreditor Agreement, the Increase from the date of the Filing Default until such time as the 10-Q is filed with the SEC.

          (e) Nothing contained herein shall be deemed a waiver of or change to any provision of the Securities Purchase Agreement, the Note or any of the other Transaction Documents other than as expressly provided in Sections 2(a), 2(b) and 2(c). For the avoidance of doubt, the Prencen Entities are not waiving compliance with or changing other provisions of such documents, including without limitation, the anti-dilution provisions of Section 7 of the Note or the anti dilution provisions of Section 2 of the Warrants.

3. Amendments. (a) The Note is hereby amended by:

          (i)      deleting Section 3(e) of the Note in its entirety;

          (ii)      deleting Section 15(h)(iv)(B) in its entirety and replacing it with the words “Intentionally Omitted.”

          (iii)      deleting the last paragraph of Section 15(h) and replacing it with the following:

          “Notwithstanding the foregoing, no consent of any Watershed Fund shall be required pursuant to this Section 15(h) unless (x) on the applicable date of determination, the Watershed Funds own in the aggregate at least 50% of the original principal amount (without regard to any capitalized interest added to such principal amount as of such date of determination) of the Watershed Notes or (y) the Watershed Facility has not been repaid in full.”

          (iv) deleting the words “Section 3(e) (Holder’s Right of Exchange)” from Section 17(ix).

          (v) deleting Section 29(c) in its entirety and replacing it with the following:

          "Approved Stock Plan" means (i) any employee benefit plan or (ii) an employment agreement (other than any such agreements with any director or employee of any Prencen Fund (as defined in the Preferred Stock SPA) (other than, in the case of directors of the Company, agreements with such directors that are the same as, or less favorable to such directors than, agreements with the Company's directors generally)), which in either case has been approved by the

Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company or any of its Subsidiaries."

          (b)        The Securities Purchase Agreement is hereby amended by:

(i) deleting the words “Trigger Date” from the first line of Section 4(o)(iii) and replacing them with the words “Closing Date".

4. Representations and Warranties. (a) The Company hereby represents and warrants to the Prencen Entities as follows:

                              (i)       The execution, delivery and performance by the Company of this Waiver and Consent and the Preferred Stock Documents have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including without limitation any Governmental Authority) in order to be effective and enforceable. The Securities Purchase Agreement, the Note and the other Transaction Documents as amended by this Waiver and Consent constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                              (ii)       The Company is entering into this Waiver and Consent on the basis of its own investigation and for its own reasons, without reliance upon the Prencen Entities or any other Person.

                              (iii)       Other than the Filing Default and the failure to maintain the Required Reserve Amount as described in Section 2(b) hereof, no default exists under any Transaction Document.

                              (iv)       To the knowledge of the Company, as of the date hereof and as of the closing of the issuance of the Preferred Stock, the Watershed Funds are and will be the sole record owners of the Other Notes, and each of Watershed Capital Partners, L.P. and Watershed Capital Institutional Partners, L.P. is able to validly execute the Other Waiver.

                              (v)       The issuance of the Preferred Stock does not violate any indenture, instrument, contract or agreement by which the Company or any of its Subsidiaries are bound or any applicable law (excluding any rules and regulations of the American Stock Exchange).

                              (vi)       Contemporaneously with entering into this Waiver and Consent, the Company is also entering into the Waiver attached hereto as Exhibit C (the “Other Waiver”).

                              (vii)      Upon giving effect to the issuance of the Preferred Stock, the capitalization of the Company shall be as described on Schedule 4(a)(vii) attached hereto.

                  (b)      As of the date hereof, the Lender represents as to itself only that it (i) has not transferred the Note that it purchased from the Company on the Closing Date and (ii) is able to validly execute this Waiver and Consent.

                  (c)      As of the date hereof, Prencen represents that it (i) is the sole record owner of all of the First Series A Warrants, Second Series A Warrants, Series B Warrants, the Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock, in each case, issued by the Company and (ii) is able to validly execute this Waiver and Consent.

                  5.      Reservation of Rights. The Company acknowledges and agrees that the execution and delivery by the Prencen Entities of this Waiver and Consent, shall not be deemed to create a course of dealing or otherwise obligate the Prencen Entities to forbear or enter into waivers under the same, similar or any other circumstances in the future.

          6.      Preferred Stock Documents. The final executed versions of the Preferred Stock SPA, the Certificate of Designations (as defined in the Preferred Stock SPA) and the Registration Rights Agreement Amendment (as defined in the Preferred Stock SPA) shall be in the form attached hereto as Exhibit A, D and E, respectively.

          7.      Miscellaneous.

                  (a)      Except as expressly set forth herein, all terms, covenants and provisions of the Securities Purchase Agreement, the Note and the other Transaction Documents are in full force and effect and all references therein and in the other Transaction Documents to such Securities Purchase Agreement shall henceforth refer to the Securities Purchase Agreement after giving effect to this Waiver and Consent. This Waiver and Consent shall be deemed incorporated into, and a part of, the Securities Purchase Agreement and the Note. This Waiver and Consent is a Transaction Document.

                  (b)      This Waiver and Consent shall be binding upon and inure to the benefit of the parties hereto and to the Securities Purchase Agreement and the holders of the Note, the Warrants, the Series B Preferred Stock and the Series B-1 Preferred Stock and the respective successors and assigns of the forgoing. No third party beneficiaries are intended in connection with this Waiver and Consent other than the Watershed Funds.

                  (c)      This Waiver and Consent shall be governed by and construed in accordance with the law of the State of New York.

                  (d)      This Waiver and Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission.

                  (e)      In consideration of the Prencen Entities’ execution and delivery of this Waiver and Consent and in addition to all of the Company's other obligations under the Transaction Documents, subject to the Intercreditor Agreement, the Company shall defend, protect, indemnify and hold harmless each Lender and all of its members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this letter agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Waiver and Consent, (b) any breach of any covenant, agreement or obligation of the Company contained in this Waiver and Consent or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company and/or any of its subsidiaries) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Waiver and Consent, the Preferred Stock Documents and/or the transactions contemplated hereby or thereby or any other certificate, instrument or document contemplated hereby or thereby, or (ii) the status of a Lender (or any future transferee of the Note or the Conversion Shares) as an investor in or creditor of the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall, subject to the Intercreditor Agreement, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                  (f)      The Company shall deliver to the Prencen Entities a complete closing set relating to the issuance of the Preferred Stock (including final executed copies of all documents entered into or delivered pursuant to Section 7 of the Preferred Stock SPA and the documents specified in Section 4(p) of the Preferred Stock SPA) within 14 calendar days after the date hereof.

                  (g)      The Company shall deliver to (i) the Lender written notice in accordance with Section 25(a) of the Note of the change to the Conversion Price pursuant to the anti-dilution provisions in Section 7 of the Note and (ii) to Prencen written notice in accordance with Section 7 of the Warrants of the change to the Exercise Price and the number of Warrant Shares pursuant to the anti-dilution provisions in Section 2 of the Warrants.

                  (h)      Notwithstanding anything to the contrary provided herein, this Waiver and Consent shall not be effective until the closing of the issuance of the Preferred Stock under the Preferred Stock SPA and until each of the following documents shall have been duly executed and delivered by the parties thereto (and copies thereof have been delivered to the Prencen Entities): (i) the Other Waiver, in the form attached hereto as Exhibit C, (ii) the Third Amendment to, and Waiver under, the First Lien Credit Agreement dated as of January 15, 2008 (the “Third Amendment to the First Lien Credit Agreement”), by and among the Company, Wells Fargo Foothill, Inc., and the other parties thereto, in the form attached hereto as Exhibit F, (iii) the Second Amendment to, and Waiver under the Second Lien Credit Agreement dated as of January 15, 2008 (the “Second Amendment to the Second Lien Credit Agreement”), by and among the Company, Watershed Administrative, LLC, and the other parties thereto, in the form attached hereto as Exhibit G, and (iv) the opinion of Kramer Levin Naftalis & Frankel LLP, the Company's outside counsel, dated as of the date hereof, in the form attached hereto as Exhibit H.

                  (i)      The Lender hereby consents to (i) the Third Amendment to the First Lien Credit Agreement and the provisions thereof, (ii) the Other Waiver and the provisions thereof and (iii) the Second Amendment to the Second Lien Credit Agreement and the provisions thereof.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Waiver and Consent as of the date first above written.

ASCENDIA BRANDS, INC.

By:	/s/ Steven R. Scheyer
Name:	Steven R. Scheyer
Title:	President & CEO

PRENCEN LLC
By: Prentice Capital Management, LP, its
Manager

By:	/s/ Mathew Hoffman
Name:	Mathew Hoffman
Title:	General Counsel

PRENCEN LENDING LLC
By: Prentice Capital Management, LP,
its Manager

By:	/s/ Mathew Hoffman
Name:	Mathew Hoffman
Title:	General Counsel

Schedule 4(a)(vii)

Post closing Capitalization*

			Conversion Ratio/	Common Stock As	Other Anti-Dilution
Security	Outstanding	Expiration Date	Exercise Price	Converted	Protection

Capital Stock

Common Stock	41,973,590			41,973,590
Series A Preferred	0		0	-
Series B Preferred	300		6,666.66667	2,000,000
Series B-1 Preferred	30		6,666.66667	200,000
Series C Preferred	26,500		7,541.47813	199,849,170

Warrants
Pre-Merger Warrants	1,961,544	various	$1.00 - $6.50	1,961,544
Merger Warrants	500,000	May 20, 2010	$6.00	500,000
Stanford Warrants	690,247	July 31, 2011	$0.1326	690,247	✓
Series A-1 Warrants - Prencen	48,356,348	August 2, 2011	$0.1326	48,356,348	✓
Series A-2 Warrants
Prencen	5,129,159	November 19, 2012	$0.1326	5,129,159	✓
Coty	753,194	November 19, 2012		753,194	✓
Series B Warrants - Prencen	20,361,991	July 31, 2016	$0.1326	20,361,991	✓
Plainfield Warrants	1,885,370	January 15, 2014	$0.1326	1,885,370	✓

Options
2000 Plan Options	275,001	various		275,001
2007 Plan Options	18,604,394	various	$0.44 - $2.00	18,604,394
Non-Plan Employee Options	14,318,182	various	$0.44	14,318,182

Convertible Securities
Third Lien Term Notes	93,578,362.28		$0.1326	705,719,173

TOTAL				1,062,577,362

*Does not include equity instruments to be issued to Steven R. Scheyer, in consideration of the relinquishment of a cash bonus of $650,000, due on March 1, 2008.